Filed Pursuant to Rule 424(b)(1)
Registration No. 333-226246

PROSPECTUS
24,425,781 Shares of Common Stock
of
comScore, Inc.
________________________
This prospectus relates to the offer and sale, from time to time, by the selling stockholders named in this prospectus (the “selling stockholders”) of up to 24,425,781 shares of our common stock, par value $0.001 per share (our “common stock”), consisting of:

•
8,392,457 shares of common stock, which represents 130% of the shares of common stock issuable upon conversion of the $202 million aggregate principal amount of our senior secured convertible notes due January 16, 2022 (the “convertible notes”) issued to certain of the selling stockholders named herein, (collectively, the “Starboard Stockholders”) in a private placement (the “Starboard private placement”) pursuant to a purchase agreement between the Starboard Stockholders and the Company, as amended (the “Starboard purchase agreement”);

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4,463,961 shares of common stock, which represents 130% of the shares of common stock issuable from time-to-time in the event that we pay interest on the convertible notes in shares of common stock (the “PIK Interest Shares”);

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250,000 shares of common stock issuable upon the exercise of warrants (the “warrants”) issued to the Starboard Stockholders (the “warrant shares”), with an exercise price of $0.01 per share, and subject to adjustment as provided in the warrants, which warrants we agreed to issue in the Starboard private placement (the foregoing, the “Starboard Transaction”); and

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11,319,363 shares of common stock presently outstanding and beneficially owned by Cavendish Square Holding B.V. (“Cavendish Square”) an indirect wholly-owned subsidiary of WPP plc (“WPP”), and WPP (together, the “WPP Stockholders”).

The shares of our common stock are being registered to fulfill our contractual obligations under (1) a registration rights agreement entered into by us and the Starboard Stockholders in connection with the Starboard private placement (the “Starboard registration rights agreement”) and (2) a stockholders’ rights agreement entered into by, among others, us and the WPP Stockholders in connection with certain transactions entered into with WPP in 2015 (the “WPP stockholders rights agreement”).
The shares offered by this prospectus may be sold from time to time by the selling stockholders at prevailing market prices or prices negotiated at the time of sale. The selling stockholders may offer and sell the shares of common stock to or through underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. See “Plan of Distribution” and “Selling Stockholders.”
We will not receive any proceeds from the sale of any of the shares by the selling stockholders, but to the extent that the warrants are exercised in whole or in part, we will receive payment of the exercise price. We have agreed to pay certain expenses in connection with the registration of the shares. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “SCOR.” The last reported sale price of our common stock on the Nasdaq Global Select Market on October 12, 2018 was $17.25 per share.
Investing in our common stock involves a high degree of risk. These risks are described under the caption “Risk Factors” that begins on page 3 of this prospectus.
Neither the Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of the common stock that may be offered under this prospectus, nor have any of these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 16, 2018.

EXPLANATORY NOTE
Our Comprehensive Annual Report on Form 10-K filed on March 23, 2018
On March 23, 2018, comScore, Inc. (“we”, or the “Company”) filed a comprehensive Annual Report on Form 10-K, or the “Super 10-K”, for the year ended December 31, 2017. The Super 10-K was the first periodic report filed by the Company covering periods after September 30, 2015. Several aspects of the Super 10-K differ from other Annual Reports on Form 10-K. The Super 10-K contains our audited Consolidated Financial Statements for the years ended December 31, 2017 and 2016, which had not previously been filed, as well as adjustments or restatements of certain previously furnished or filed Consolidated Financial Statements and data as explained therein. The Super 10-K includes our Consolidated Balance Sheets as of December 31, 2017 and 2016, and the related Consolidated Statements of Operations and Comprehensive Loss, Stockholders' Equity and Cash Flows for the years ended December 31, 2017, 2016 and 2015. The Consolidated Statements of Operations and Comprehensive Loss and Cash Flows for the year ended December 31, 2015 and the condensed consolidated balance sheet data as of December 31, 2015 were adjusted from the unaudited information previously furnished in our Current Report on Form 8-K on February 17, 2016.
The Super 10-K also includes selected condensed consolidated financial data as of, and for the years ended, December 31, 2014 (Restated) and 2013 (Restated), which was derived from our unaudited Consolidated Financial Statements, which were prepared on the same basis as our audited financial statements and reflect adjustments to our previously filed Consolidated Financial Statements. Item 6, “Selected Financial Data - Background of Audit Committee Investigation and Subsequent Management Review” of the Super 10-K sets forth information regarding the applicable adjustments or restatements of our financial results for 2015, 2014 and 2013. Footnote 1, Organization, of the Notes to Consolidated Financial Statements contained in the Super 10-K sets forth information regarding the applicable adjustments and restatement of our stockholders' equity as of January 1, 2015.
We have not filed and do not intend to file amendments to any of our previously filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q for the periods affected by the restatements of our Consolidated Financial Statements referred to above. Instead, we have only restated and corrected the selected financial data for the years ended December 31, 2014 and 2013 that are included in the Super 10-K under Item 6, “Selected Financial Data.” Accordingly, as disclosed in our Current Reports on Form 8-K filed September 15, 2016 and November 23, 2016, the Consolidated Financial Statements and related financial information contained in previously filed financial reports, including any related reports of our independent registered public accounting firm, should no longer be relied upon. We have not filed and do not intend to file separate Annual Reports on Form 10-K for the years ended December 31, 2015 and 2016 or Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 or September 30, 2016. Concurrently with the filing of the Super 10-K, on March 23, 2018 we filed unaudited quarterly and year to date Condensed Consolidated Financial Statements and Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30 and September 30, 2017 (the “2017 Form 10-Qs”). Accordingly, for periods prior to January 1, 2018, investors should rely only on the financial information and other disclosures, including the adjusted or restated financial information, included in the Super 10-K and the 2017 Form 10-Qs, as applicable, and should not rely on any previously furnished or filed reports, earnings releases, guidance, investor presentations, or similar communications, including regarding the Company's customer count and validated Campaign Essentials (or vCE) products, regarding these periods.
Unresolved Comments from the Staff of the SEC
On August 15, 2018, the Company received a comment letter from the staff of the Division of Corporation Finance of the U.S. Securities and Exchange Commission. The comments were issued with respect to the staff’s review of the Super 10-K, and related to the Company’s interpretation of previously issued guidance from the staff with respect to filing a comprehensive annual report on Form 10-K, such as the Super 10-K, and the Company’s decision not to file separate annual reports on Form 10-K for the years ended December 31, 2015 and 2016, or to amend the previously filed quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2015. The Company submitted a written response to the staff’s comment letter on August 29, 2018 and has been engaged in subsequent communications with respect to the comments, which have not yet been resolved. As of the date of filing this prospectus, the staff continues to review the Company’s responses and, therefore, the comments remain unresolved.

NAI-1503967010v1

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement we filed with the SEC. The selling stockholders named herein may, from time to time and in one or more offerings, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.
You should rely only on the information provided in this prospectus or documents incorporated by reference into this prospectus. We have not, and the selling stockholders have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
This prospectus contains and incorporates by reference forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Forward-Looking Statements.”
References in this prospectus to “we,” “us,” “our,” “the Company” or “comScore” or other similar terms refer to comScore, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION
We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges.
We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 (the “Securities Act”) with respect to our securities described in this prospectus. This prospectus is part of such registration statement. References to the “registration statement” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information that is not contained in this prospectus. The registration statement is available to the public through the Internet at the SEC’s website described above and can be read and copied at the location described above.
Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information contained in other documents filed separately with the SEC. This means that we can disclose important information to you by referring you to other documents filed with the SEC that contain such information. The information incorporated by reference is an important part of this prospectus. Information disclosed in documents that we file later with the SEC will automatically add to, update and change information previously disclosed. If there is additional information in a later filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later filed document, you should rely on the information in the later dated document.
We incorporate by reference the documents listed below (and the documents incorporated by reference therein) that we have previously filed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 23, 2018 (the “2017 10-K”);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the SEC on May 10, 2018;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, filed with the SEC on August 10, 2018;

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our Current Reports on Form 8-K filed with the SEC on January 16, 2018, February 2, 2018, March 5, 2018, March 19, 2018, March 26, 2018, April 20, 2018, April 26, 2018; May 18, 2018 (as amended by our Current Report on Form 8-K/A filed with the SEC on May 23, 2018), June 5, 2018, June 11, 2018, June 13, 2018, August 9, 2018, September 10, 2018 and October 12, 2018 (other than the portions of those documents not deemed to be filed);

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the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001- 33520), filed with the SEC under Section 12 of the Exchange Act on May 30, 2018, including any amendments or reports filed for the purposes of updating such description; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2018.

You may obtain a copy of these filings, excluding exhibits (but including exhibits that are specifically incorporated by reference in any such filing), free of charge, by oral or written request directed to: comScore, Inc., Attention: General Counsel, 11950 Democracy Drive, Suite 600, Reston, VA 20190, Telephone (703) 438-2000. In addition, our website address is www.comscore.com and such reports are available under “SEC Filings” on our Investor Relations website located at https://ir.comscore.com. Except for the specific incorporated reports and documents listed above, no information available on or through our website shall be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

FORWARD-LOOKING STATEMENTS
Various statements contained in or incorporated by reference into this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical fact. We attempt, whenever possible, to identify these forward-looking statements by words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “seek” or the negative of those words and other comparable words. Similarly, statements that describe our business strategy, goals, prospects, opportunities, outlook, objectives, plans or intentions are also forward-looking statements. These statements may relate to, but are not limited to, expectations of future operating results or financial performance, macroeconomic trends that we expect may influence our business, plans for financing and capital expenditures, expectations regarding liquidity and compliance with financing covenants, expectations regarding the introduction of new products, effects of restructuring actions, regulatory compliance and expected changes in the regulatory landscape affecting our business, planned remediation activities, expected impact of litigation, plans for growth and future operations, effects of acquisitions, divestitures and partnerships, as well as assumptions relating to the foregoing.
Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These statements are based on current expectations and assumptions regarding future events and business performance and involve known and unknown risks, uncertainties and other factors that may cause actual events or results to be materially different from any future events or results expressed or implied by these statements. These factors include those set forth in the following discussions and elsewhere within this prospectus or incorporated by reference herein.
We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. You should carefully review the risk factors described under the heading “Risk Factors” contained elsewhere in this prospectus and in the documents incorporated by reference herein. Except as required by applicable law, including the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise, other than through the filing of periodic reports in accordance with the Exchange Act. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus, but does not contain all the information you may want in connection with making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making an investment decision, including the information under the heading “Risk Factors.”
Our Company
We are a global information and analytics company that measures audiences, consumer behavior and advertising across media platforms. We create our products using a global data platform that combines information about content and advertising consumption on digital (smartphones, tablets and computers), television and movie screens with demographics and other descriptive information. We have developed proprietary data science that enables measurement of person-level and household-level audiences, removing duplicated viewing across devices and over time. This combination of data and methods helps companies across the media ecosystem better understand and monetize their audiences, and develop marketing plans and products to more efficiently and effectively reach those audiences. Our ability to unify behavioral and other descriptive data enables us to provide accredited audience ratings, advertising verification, and granular consumer segments that describe hundreds of millions of consumers. Our customers include buyers and sellers of advertising, including digital publishers, television networks, content owners, advertisers, agencies and technology providers.
The platforms we measure include television sets, smartphones, computers, tablets, over-the-top devices and movie theaters, and the information we analyze crosses geographies, types of content and activities, including websites, mobile applications, video games, television and movie programming, electronic commerce and advertising.
We are a Delaware corporation headquartered in Reston, Virginia with principal offices located at 11950 Democracy Drive, Suite 600, Reston, VA 20190. Our telephone number is (703) 438-2000.

The Offering

Common stock that may be offered by the selling stockholders
Up to 24,425,781 shares of common stock consisting of:

• 8,392,457 shares of common stock issuable upon conversion of the convertible notes;
• 4,463,961 shares of common stock issuable if all interest on the convertible notes is paid in PIK Interest Shares;
• 250,000 shares of common stock issuable upon exercise of the warrants; and
• 11,319,363 shares of common stock beneficially owned by the WPP Stockholders.

See “Selling Stockholders” on page 23.

Common stock outstanding before this offering	58,899,635 shares of common stock
Common stock outstanding after this offering	72,006,053 shares of common stock (assuming all of the unissued shares of common stock registered on the registration statement of which this prospectus forms a part are issued)
Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered hereby, but to the extent that the warrants are exercised, we will receive payment of the warrant exercise price.
Market for the common stock	Our common stock is listed on the Nasdaq Global Select Market under the symbol “SCOR.”
Risk factors
You should read “Risk Factors” beginning on page 3, as well as other cautionary statements throughout or incorporated by reference in this prospectus, before deciding whether to invest in shares of our common stock.

RISK FACTORS
An investment in our common stock involves a high degree of risk. Before making an investment decision you should carefully read and consider the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including, without limitation, the information in the section entitled “Item 1A. - Risk Factors” in the 2017 10-K, or identified in other periodic reports that we file with the SEC. If any of the risks listed in the 2017 10-K or other filings with the SEC, or any of the following risks actually occur, our business, financial condition, and/or results of operations could be materially adversely affected. In that case, the market price of our common stock offered by this prospectus could decline, and you may lose all or part of your investment. You should read the section entitled “Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus. Additional risks and uncertainties of which we are presently unaware or that we currently deem immaterial may also have a material adverse effect on our business.
Risks Related to Our Audit Committee Investigation and Subsequent Management Review, Consolidated Financial Statements, Internal Controls and Related Matters
The accounting review of our previously issued consolidated financial statements and the audits of years ended December 31, 2015, 2016 and 2017 were time-consuming and expensive, and may result in additional expense.
We have incurred significant expenses, including audit, legal, consulting and other professional fees, in connection with the Audit Committee (the “Audit Committee”) of our Board of Directors’ (“Board”) investigation, the review of our accounting, the audits and the ongoing remediation of deficiencies in our internal control over financial reporting. We have taken a number of steps in order to strengthen our accounting function and attempt to reduce the risk of future recurrence and errors in accounting determinations. To the extent these steps are not successful, we could be forced to incur significant additional time and expense. The incurrence of significant additional expense, or the requirement that management devote significant time that could reduce the time available to execute on our business strategies, could have a material adverse effect on our business, results of operations and financial condition.
We have identified deficiencies in our internal control over financial reporting which resulted in material weaknesses in our internal control over financial reporting and have concluded that our internal control over financial reporting was not effective as of December 31, 2017 and our disclosure controls and procedures were not effective as of June 30, 2018. If we fail to properly remediate these or any future material weaknesses or deficiencies or to maintain proper and effective internal controls, further material misstatements in our financial statements could occur and impair our ability to produce accurate and timely financial statements and could adversely affect investor confidence in our financial reports, which could negatively affect our business.
We have concluded that our internal control over financial reporting was not effective as of December 31, 2017 due to the existence of material weaknesses in such controls, and we have also concluded that our disclosure controls and procedures were not effective as of June 30, 2018 due to material weaknesses in our control over financial reporting, all as described in Item 9A, “Controls and Procedures,” of the 2017 10-K and Item 4, “Controls and Procedures” of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018. While we initiated meaningful remediation efforts during 2016 and 2017 and have continued to make progress in 2018 to address the identified weaknesses, we were not able to fully remediate our material weaknesses in internal controls as of June 30, 2018, and we cannot provide assurance that our remediation efforts will be adequate to allow us to conclude that such controls will be effective as of December 31, 2018. We also cannot assure you that additional material weaknesses in our internal control over financial reporting will not arise or be identified in the future. We intend to continue our control remediation activities and to continue to improve our operational, information technology, financial systems, and infrastructure procedures and controls, as well as to continue to expand, train, retain and manage our personnel who are essential to effective internal controls. In doing so, we will continue to incur expenses and expend management time.
If our remediation measures are insufficient to address the identified deficiencies, or if additional deficiencies in our internal control over financial reporting are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results. Moreover, because of the inherent limitations of any control system, material misstatements due to error or fraud may not be prevented or detected on a timely basis, or at all. If we are unable to provide reliable and timely financial reports in the future, our business and reputation may be further harmed. Restated financial statements and failures in internal controls may also cause us to fail to meet reporting obligations, negatively affect investor confidence in our management and the accuracy of our financial statements and disclosures, or result in adverse publicity and concerns from investors, any of which could have a negative effect on the price of our common stock, subject us to further regulatory investigations and penalties or shareholder litigation, and materially adversely impact our business and financial condition.
The filing of our 2017 10-K may not make us “current” in our Exchange Act filing obligations, which means we retain certain potential liability and may not be eligible to use certain forms or rely on certain rules of the SEC.
On March 23, 2018, we filed the 2017 10-K, which constituted a “comprehensive” Annual Report on Form 10-K, or “Super 10-K”, and contains our audited consolidated balance sheets as of December 31, 2017 and 2016 and the related audited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years ended December 31, 2017, 2016 and 2015, along with selected unaudited condensed consolidated financial data for the years ended December 31, 2014 (restated) and 2013 (restated). Concurrently with filing our 2017 10-K, we filed unaudited quarterly and year to date condensed consolidated financial statements and quarterly reports for each of the quarters ended March 31, June 30 and September 30, 2017 (collectively, the "2017 10-Qs”). We followed previously issued guidance from the staff of the SEC’s Division of Corporation Finance (the “Staff”) with respect to filing a comprehensive annual report on Form 10-K where issuers have been delinquent in meeting their periodic reporting requirements with the SEC. In accordance with such guidance, our filing of the 2017 10-K does not necessarily mean that the Staff will conclude that the Company has complied with all applicable financial statement requirements or complied with all reporting requirements of the Exchange Act, nor does it foreclose any enforcement action by the SEC with respect to the Company’s disclosure, filings or failures to file reports under the Exchange Act. We have not amended, and do not intend to amend, our previously filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q for the periods affected by the restatements of our consolidated financial statements. We also do not intend to file separate Annual Reports on Form 10-K for the years ended December 31, 2015 and December 31, 2016 or Quarterly Reports for the 2016 interim periods. Without the missing reports, investors may not be able to review certain financial and other disclosures that would have been contained in those reports. We have been current in our periodic reporting requirements since the filing of the 2017 10-K.
We and certain of our current and former officers and directors were named in shareholder class action lawsuits and derivative lawsuits related to the merger with Rentrak Corporation and circumstances that gave rise to our restatement and extended filing delay in filing our periodic reports with the SEC, and may be named in further litigation, government investigations and proceedings, which could require significant additional management time and attention, result in significant additional legal expenses or result in government enforcement actions, any of which could have a material adverse impact on our results of operations, financial condition, liquidity and cash flows.
We and certain of our current and former officers and directors were named in shareholder class action lawsuits and derivative lawsuits relating to the merger with Rentrak Corporation and the matters identified in the Audit Committee’s investigation and audit and compliance efforts, and may become subject to further litigation, government investigations or proceedings arising out of the restatement. The former litigation and settlements were, and any future litigation, investigation or other actions that may be filed or initiated against us or our current or former officers or directors may be, time consuming and expensive. We cannot predict what losses we may incur in any future litigation matters, contingencies related to our obligations under the federal and state securities laws, or in other legal proceedings or governmental investigations or proceedings related to the restatement.
To date, we have incurred significant costs in connection with litigation. Any future legal proceedings, if decided adversely to us, could result in significant monetary damages, penalties and reputational harm, and will likely involve significant defense and other costs. We have entered into indemnification agreements with each of our directors and certain of our officers, and our amended and restated certificate of incorporation requires us to indemnify each of our directors and officers, to the fullest extent permitted by Delaware law, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company. Although we maintain insurance coverage in amounts and with deductibles that we believe are appropriate for our operations, our insurance coverage may not cover all claims that may be brought against us, and insurance coverage may not continue to be available to us at a reasonable cost. As a result, we have been and may continue to be exposed to substantial uninsured liabilities, including pursuant to our indemnification obligations, which could materially adversely affect our business, prospects, results of operations and financial condition.
Although we have completed the restatement, we cannot guarantee that we will not receive further inquiries from the SEC, Nasdaq or other regulatory authorities regarding our restated financial statements or matters relating thereto, or that we will not be subject to future claims, investigations or proceedings. Any future inquiries from the SEC, Nasdaq or other regulatory authority, or future claims or proceedings as a result of the restatement or any related regulatory investigation will, regardless of the outcome, likely consume a significant amount of our internal resources and result in additional legal and accounting costs.
Matters relating to or arising from the restatement and the Audit Committee’s investigation into our internal control over financial reporting, including adverse publicity and potential concerns from our customers, have had and could continue to have an adverse effect on our business and financial condition.
We have been and could continue to be the subject of negative publicity focusing on the restatement and adjustment of our financial statements, and may be adversely impacted by negative reactions from our customers or others with whom we do business. Concerns include the perception of the effort required to address our accounting and control environment and the ability for us to be a long-term provider to our customers. The continued occurrence of any of the foregoing could harm our business and have an adverse effect on our financial condition.
Risks Related to Our Business and Technologies
The market for media measurement and analytics products is highly competitive, and if we cannot compete effectively, our revenues could decline and our business could be harmed.
The market for audience and advertising measurement products is highly competitive and is evolving rapidly. We compete primarily with providers of media intelligence and related analytical products and services. We also compete with providers of marketing services and solutions, with full-service survey providers, and with internal solutions developed by customers and potential customers.
Some of our competitors have longer operating histories, access to larger customer bases and substantially greater resources than we do. As a result, these competitors may be able to devote greater resources to marketing and promotional campaigns, panel retention, panel development or development of systems and technologies than we can. In addition, some of our competitors may adopt more aggressive pricing policies or have started to provide some services at no cost.
Furthermore, large software companies, internet portals and database management companies may enter our market or enhance their current offerings, either by developing competing services or by acquiring our competitors, and could leverage their significant resources and pre-existing relationships with our current and potential customers. Finally, consolidation of our competitors could make it difficult for us to compete effectively.
If we are unable to compete successfully against our current and future competitors, we may not be able to retain and acquire customers, and we may consequently experience a decline in revenues, reduced operating margins, loss of market share and diminished value from our products.
The market for cross-platform products is developing, and if it does not develop further, or develops more slowly than expected, our business could be harmed.
The market for cross-platform products is still developing, and it is uncertain whether these products will achieve or maintain high levels of demand and increased market acceptance. Our success will depend to a substantial extent on the willingness of companies to increase their use of such products and to continue use of such products on a long-term basis. Factors that may affect market acceptance include:

•	the reliability of cross-platform products;

•	decisions of our customers and potential customers to develop cross-platform solutions internally rather than purchasing such products from third-party suppliers like us;

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decisions by industry associations in the U.S. or in other countries that result in association-directed awards, on behalf of their members, of digital measurement contracts to one or a limited number of competitive vendors;

•	the rate of growth in e-commerce and mobile commerce ("m-commerce"), cross-platform focused advertising and continued growth in television and digital media consumption; and

•	public and regulatory concern regarding privacy and data security.
The adoption of advertising across television and digital platforms, particularly by advertisers that have historically relied on traditional offline media, requires the acceptance of new approaches to conducting business and a willingness to invest in such new approaches. Moreover, the decision to adopt a cross-platform approach to buying advertisement campaigns requires a change to buying approaches and a willingness to adopt new data analytics to assist in evaluating such approaches by advertisement buyers who traditionally focus on buying advertising campaigns through one medium. Advertisers may perceive such new approaches to advertising or understanding advertising to be less effective than traditional methods for marketing their products. They may also be unwilling to pay premium rates for advertising that is targeted at specific segments of validated users based on their demographic profile or internet behavior across digital media platforms. The digital media advertising and e-commerce markets may also be adversely affected by privacy issues relating to such targeted advertising, including that which makes use of personalized information or online behavioral information. Because of the foregoing factors, among others, the market for cross-platform focused digital media advertising and e-commerce may not continue to grow at significant rates. If these markets do not continue to develop, or if they develop more slowly than expected, our business could suffer.
If we are unable to provide cross-platform analytics, or if our cross-platform analytics are incomplete, our ability to maintain and grow our business may be harmed.
As the media and advertising industries increasingly evaluate advertising campaigns across various forms of media, such as television, online, and mobile, the ability to measure the combined size and composition of audiences across platforms is increasingly important and in demand.
If we are unable to gain access to information measuring a media component or type, or if we are unable to do so on commercially reasonable terms, our ability to meet our customers' demands and our business and financial performance may be harmed. Furthermore, even if we do have access to cross-platform data, if we have insufficient technology, encounter challenges in our methodological approaches or inadequate source materials to parse the information across such media components to avoid duplications or to do so in a cost-effective manner, our products may be inferior to other offerings, and we may be unable to meet our customers' demands. In such event, our business and financial performance may be harmed.
In particular, our acquisition of television data may be reliant on companies that have historically held a dominant market position measuring television to produce industry-accepted measurement across a combination of media platforms. Our competitors, such as Nielsen, or other providers may have more leverage with data providers and may be unable or unwilling to provide us with access to quality data to support our cross-platform products. Likewise, our acquisition of digital data may be reliant on large digital publishers that may technologically or legally prevent access to their proprietary platforms for research or measurement purposes. Moreover, as mobile devices and technology continue to proliferate, gaining cost-effective access to mobile data will become increasingly critical, and the difficulty in accessing these forms of data will continue to grow. If we are unable to acquire data effectively and efficiently, or if the cost of data acquisition increases, our business, financial condition and results of operations may be harmed.
We depend on third parties for data that is critical to our business, and our business could suffer if we cannot continue to obtain reliable data from these suppliers or if third parties place additional restrictions on our use of such data.
We rely on third-party data sources for information usage across the media platforms that we measure, as well as demographics about the people that use such platforms. The availability and accuracy of this data is important to the continuation and development of our products and the performance of our obligations to customers. These suppliers of data may increase restrictions on our use of such data, fail to adhere to our quality control standards or otherwise satisfactorily perform services, increase the price they charge us for the data or refuse to license the data to us. Additional restrictions on third-party data could limit our ability to include that data in certain products, which could lead to decreased commercial opportunities for certain products as well as loss of customers, sales credits, refunds or liability to our customers. To comply with any additional restrictions, we may be required to implement certain additional technological and manual controls that could put pressure on our cost structure and could affect our pricing. Supplier consolidation and increased pricing for additional use cases could also put pressure on our cost structure and our ability to meet obligations to our customers. We may be required to enter into vendor relationships, strategic alliances, or joint ventures with some third parties in order to obtain access to the data sources that we need. If our partners do not apply rigorous standards to their data collection methodology and actions, notwithstanding our best efforts, we may receive third-party data that is inaccurate, defective, or delayed. If third-party information is not available to us on commercially reasonable terms, or is found to be inaccurate, it could harm our products, our reputation, and our business and financial performance.
If we fail to respond to technological developments or evolving industry standards, our products may become obsolete or less competitive.
Our future success will depend in part on our ability to develop new and modify or enhance our existing products and services, including without limitation, our data collection technologies and approaches, in order to meet customer needs, add functionality and address technological advancements. For example, if certain proprietary hand-held mobile devices become the primary mode of receiving content and conducting transactions on the internet, and we are unable to adapt to collect information from such devices, then we would not be able to report on digital usage activity. To remain competitive, we will need to develop new products that address these evolving technologies and standards across the universe of digital media including television, online, and mobile usage. However, we may be unsuccessful in identifying new product opportunities, developing or marketing new products in a timely or cost-effective manner, or obtaining the necessary access to data or technologies needed to support new products, or we may be limited in our ability to operate due to patents held by others. In addition, our product innovations may not achieve the market penetration or price levels necessary for profitability. If we are unable to develop timely enhancements to, and new features for, our existing methodologies or products or if we are unable to develop new products and technology that keep pace with rapid technological developments or changing industry standards, our products may become obsolete, less marketable and less competitive, and our business will be harmed.
Furthermore, the market for our products is characterized by changes in protocols and evolving industry standards. For example, industry associations such as the Advertising Research Foundation, the Council of American Survey Research Organizations, the Internet Advertising Bureau ("IAB"), and the Media Rating Council ("MRC") as well as internationally-based industry associations have independently initiated efforts to either review market research methodologies across the media that we measure or develop minimum standards for such research. Failure to achieve accreditation may adversely impact the market acceptance of our products. Meanwhile, successful accreditation may lead to costly changes to our procedures and methodologies.
Our business may be harmed if we deliver, or are perceived to deliver, inaccurate information products.
The metrics contained in our products may be viewed as an important measure of the success of certain businesses, especially those that utilize our metrics to evaluate a variety of investments ranging from their internal operations to advertising initiatives. If the information that we provide to our customers, the media, or the public is inaccurate, or perceived to be inaccurate, whether due to inadequate methodological approaches, errors, biases towards certain available data sources or partners, defects or errors in data collection and processing (conducted by us or by third parties), or the systems used to collect, process or deliver data, our business may be harmed.
Any inaccuracy or perceived inaccuracy in the data reported by us could lead to consequences that could adversely impact our operating results, including:

•	loss of customers;

•	sales credits, refunds or liability to our customers;

•	the incurrence of substantial costs to correct any material defect or error;

•	increased warranty and insurance costs;

•	potential litigation;

•	interruptions in the availability of our products;

•	diversion of development resources;

•	lost or delayed market acceptance and sales of our products; and

•	damage to our brand.
Our business may be harmed if we change our methodologies or the scope of information we collect.
We have in the past and may in the future change our methodologies, the methodologies of companies we acquire, or the scope of information we collect. Such changes may result from identified deficiencies in current methodologies, development of more advanced methodologies, changes in our business plans, changes in technology used by websites, browsers, mobile applications, servers, or media we measure, integration of acquired companies or expressed or perceived needs of our customers or potential customers. Any such changes or perceived changes, or our inability to accurately or adequately communicate to our customers and the media such changes and the potential implications of such changes on the data we have published or will publish in the future, may result in customer dissatisfaction, particularly if certain information is no longer collected or information collected in future periods is not comparable with information collected in prior periods. As a result of future methodology changes, some of our customers that may also supply us with data may decide not to continue buying products or services from us or may decide to discontinue providing us with their server-side information to support our products. Such customers may elect to publicly air their dissatisfaction with the methodological changes made by us, which may damage our brand and harm our reputation.
If we are not able to maintain panels of sufficient size and scope, or if the costs of establishing and maintaining our panels materially increase, our business could be harmed.
We believe that the quality, size and scope of our research panels are critical to our business. There can be no assurance, however, that we will be able to maintain panels of sufficient size and scope to provide the quality of marketing intelligence that our customers demand from our products. We anticipate that the cost of panel recruitment will increase with the proliferation of proprietary and secure media content delivery platforms, and that the difficulty in collecting these forms of data will continue to grow, which may require significant hardware and software investments, as well as increases to our panel incentive and panel management costs.
We have historically established and/or acquired new panels. We plan to continue to make significant investments in our panels in the future. Our panel costs may significantly increase our cost of revenues in the future. To the extent that such additional expenses are not accompanied by increased revenues, our operating margins may be reduced and our financial results could be adversely affected.
We derive a significant portion of our revenues from sales of our subscription-based products. If our customers terminate or fail to renew their subscriptions, our business could suffer.
We currently derive a significant portion of our revenues from our syndicated products, which are generally one-year subscription based products. This has generally provided us with recurring revenue due to high renewal rates. If our customers terminate their subscriptions for our products, do not renew their subscriptions, delay renewals of their subscriptions or renew on terms less favorable to us, our revenues could decline and our business could suffer.
Our customers have no obligation to renew after the expiration of their initial subscription period, and we cannot be assured that current subscriptions will be renewed at the same or higher dollar amounts, if at all. Furthermore, our new subscription products, for which revenue is recognized based on impressions used, may be subject to higher fluctuations in revenue.
Our customer renewal rates may decline or fluctuate due to a number of factors, including customer satisfaction or dissatisfaction with our products, the costs or functionality of our products, the prices or functionality of products offered by our competitors, the health of the advertising marketplace, mergers and acquisitions affecting our customer base, general economic conditions or reductions in our customers’ spending levels.
Our growth depends upon our ability to retain existing large customers and add new large customers. To the extent we are not successful in doing so, our ability to attain profitability and positive cash flow may be impaired.

Our success depends in part on our ability to sell our products to large customers and on the renewal of these subscriptions and contracts to these customers in subsequent years. For the years ended 2017 and 2016, we derived 27% and 25%, respectively, of our total revenues from our top 10 customers. Uncertain economic conditions or other factors, such as the failure or consolidation of large customer companies, internal reorganization or changes in focus, or dissatisfaction with our products, may cause certain large customers to terminate or reduce their subscriptions and contracts with us. The loss of any one or more of these customers could decrease our revenues and harm our current and future operating results. The addition of new large customers or increases in sales to existing large customers may require particularly long implementation periods and other significant upfront costs, which may adversely affect our profitability. To compete effectively, we have in the past been, and may in the future be, forced to offer significant discounts to maintain existing customers or acquire other large customers. In addition, we may be forced to reduce or withdraw from our relationships with certain existing customers or refrain from acquiring certain new customers in order to acquire or maintain relationships with important large customers. As a result, new large customers or increased usage of our products by large customers may cause our profits to decline, and our ability to sell our products to other customers could be adversely affected.
If we are unable to effectively persuade customers to buy our products in substitution for those of an incumbent service provider, our revenue growth may suffer.
Some of our newer products require that we persuade prospective customers, or customers of our existing products, to buy our newer products in substitution for those of an incumbent service provider. In some instances, the customer may have built their systems and processes around the incumbent provider's products. Persuading such customers to switch service providers may be difficult and require longer sales cycles, affecting our ability to increase revenue in these areas. Moreover, the incumbent service provider may have the ability to significantly discount its services or enter into long-term agreements, which could further impede our ability to persuade customers to switch service providers, and accordingly, our ability to increase our revenues.
We may expand through investments in, acquisitions of, or the development of new products with assistance from, other companies, any of which may not be successful and may divert our management’s attention.
In the past, we completed several strategic acquisitions. We also may evaluate and enter into discussions regarding an array of potential strategic transactions, including acquiring complementary products, technologies or businesses.
An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties integrating the businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to be employed by us, and we may have difficulty retaining the customers of any acquired business due to changes in management and ownership. Acquisitions may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for ongoing development of our business. Moreover, we cannot assure you that the anticipated benefits of any acquisition, investment or business relationship would be realized timely, if at all, or that we would not be exposed to unknown liabilities. In connection with any such transaction, we may:

•	encounter difficulties retaining key employees of the acquired company or integrating diverse business cultures;

•
incur large charges or substantial liabilities, including without limitation, liabilities associated with products or technologies accused or found to infringe third-party intellectual property rights or violate existing or future privacy regulations;

•	issue shares of our capital stock as part of the consideration, which may be dilutive to existing stockholders;

•	become subject to adverse tax consequences, legal disputes, substantial depreciation or deferred compensation charges;

•	use cash that we may otherwise need for ongoing or future operation of our business;

•	enter new geographic markets that subject us to different laws and regulations that may have an adverse impact on our business;

•	experience difficulties effectively utilizing acquired assets;

•
encounter difficulties integrating the information and financial reporting systems of acquired businesses, particularly those that operated under accounting principles other than those generally accepted in the U.S. prior to the acquisition by us; and

•	incur debt, which may be on terms unfavorable to us or that we are unable to repay.
We also have entered into relationships with certain third-party providers to expand our product offerings, and may enter into similar arrangements in the future. These or other future relationships or transactions involve preferred or exclusive licenses, discount pricing or investments in other businesses to expand our sales capabilities. These transactions could be material to our financial condition and results of operations, and though these transactions may provide additional benefits, they may not be profitable immediately or in the long term. Negotiating any such transactions could be time-consuming, difficult and expensive, and our ability to close these transactions may be subject to regulatory or other approvals and other conditions that are beyond our control. Consequently, we can make no assurances that any such transactions, investments or relationships, if undertaken and announced, would be completed or successful.
The impact of any one or more of these factors could materially adversely affect our business, financial condition or results of operations.
System failures or delays in the operation of our computer and communications systems may harm our business.
Our success depends on the efficient and uninterrupted operation of our computer and communications systems and the third-party data centers we use. Our ability to collect and report accurate data may be interrupted by a number of factors, including, the failure of our network or software systems, computer viruses, security breaches or variability in user traffic on customer websites. A failure of our network or data gathering procedures, or those of our third-party data suppliers, could impede the processing of data, cause the corruption or loss of data or prevent the timely delivery of our products.
In the future, we may need to expand our network and systems at a more rapid pace than we have in the past. Our network or systems may not be capable of meeting the demand for increased capacity, or we may incur additional unanticipated expenses to accommodate these capacity demands. In addition, we may lose valuable data, be unable to obtain or provide data on a timely basis or our network may temporarily shut down if we fail to adequately expand or maintain our network capabilities to meet future requirements. Any lapse in our ability to collect or transmit data may decrease the value of our products and prevent us from providing the data requested by our customers. Any disruption in our network processing or loss of internet user data may damage our reputation and result in the loss of customers and legal and regulatory action, and our business, financial condition and results of operations could be materially adversely affected.
We rely on a small number of third-party service providers to host and deliver our products, and any interruptions or delays in services from these third parties could impair the delivery of our products and harm our business.
We host our products and serve our customers from data center facilities located throughout the U.S. and Europe. While we operate our equipment inside these facilities, we do not control the operation of these facilities, and, depending on service level requirements and costs, we may not continue to operate or maintain redundant data center facilities for all of our products or for all of our data, which could increase our vulnerability. These facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, power loss, telecommunications failures and similar events. They are also subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. A natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in availability of our products. We may also encounter capacity limitations at our third-party data centers. Additionally, our data center facility agreements are of limited durations, and our data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, if at all. We believe that we have good relationships with our data center facility vendors and believe that we will be able to renew, or find alternative data center facilities, at commercially reasonable terms, although there can be no guarantee of this. If we are unable to renew our agreements with the owners of the facilities on commercially reasonable terms, or if we migrate to a new data center, we may experience delays in delivering our products until an agreement with another data center facility can be arranged or the migration to a new facility is completed.

If we or the third-party data centers that we use were to experience a major power outage, we would have to rely on back-up generators, which may not function properly, and their supply may be inadequate. Such a power outage could result in the disruption of our business. Additionally, if our current facilities fail to have sufficient cooling capacity or availability of electrical power, we would need to find alternative facilities.
We currently leverage a large content delivery network ("CDN"), to provide services that allow us to offer a more efficient tagging methodology. If that network faced unplanned outage or the service became immediately unavailable, an alternate CDN provider or additional capacity in our data centers would need to be established to support the large volume of tag requests that we currently manage, which would either require additional investments in equipment and facilities or a transition plan. This could unexpectedly raise our costs and could contribute to delays or losses in tag data that could affect the quality and reputation of our Media Metrix, vCE, and other data products that involve the measurement of a large amount of digitally transmitted activity across multiple providers.
Further, we depend on access to the internet through third-party bandwidth providers to operate our business. If we lose the services of one or more of our bandwidth providers for any reason, we could experience disruption in the delivery of our products or be required to retain the services of a replacement bandwidth provider. It may be difficult for us to replace any lost bandwidth on a timely basis, on commercially reasonable terms, or at all, due to the large amount of bandwidth our operations require.
Any errors, defects, disruptions or other performance problems related to our products or the delivery of our services caused by third parties could reduce our revenues, harm our reputation, result in legal and regulatory actions and otherwise damage our business. Interruptions in the availability of our products and the delivery of our services may reduce our revenues due to increased turnaround time to complete projects, cause us to issue credits to customers, cause customers to terminate their agreements or adversely affect our renewal rates. Our business, financial condition and results of operations would be materially adversely affected if there were errors or delays in delivering our products or services, including for reasons beyond our control, and our reputation would be harmed if our customers or potential customers believe our products and services are unreliable.
We rely on our management team, many of whom are recent hires, and may need additional personnel to operate and grow our business. The loss of one or more key employees, the inability to attract and retain qualified personnel, or the failure to integrate new personnel could harm our business.
Our success and future growth depends to a significant degree on the skills and continued services of our management team, many of whom are recent hires. Our future success also depends on our ability to retain, attract and motivate highly skilled technical, managerial, marketing and customer service personnel, including members of our management team. We may experience a loss of productivity due to the departure of key personnel and the associated loss of institutional knowledge, or while new personnel integrate into our business and transition into their respective roles. This transition may not ultimately be successful.
A substantial majority of our U.S. employees work for us on an at-will basis. We continually evaluate our personnel needs in all areas of our business, particularly in our sales, marketing, finance and technology development areas, both domestically and internationally, which could increase our recruiting and hiring costs in the foreseeable future. Competition for these types of personnel is intense, particularly in the internet and software industries. Our inability to retain and attract the necessary personnel could adversely affect our business.
Risks Related to Our Results of Operations
Our revenues and results of operations may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of securities analysts or investors, which could cause our stock price to decline.
Our results of operations may fluctuate as a result of a variety of factors, many of which are outside of our control. If our revenues or results of operations do not meet or exceed the expectations of securities analysts or investors, the price of our common stock could decline substantially. Factors that may cause fluctuations in our revenues or results of operations include:

•	the uncertainties associated with the integration of acquired businesses and the cost and timing of organizational restructuring;

•	our ability to increase sales to existing customers and attract new customers;

•	the potential loss or reduction in spending by significant customers;

•	changes in our customers' subscription renewal behaviors and spending on projects;

•
the impact on our contract renewal rates caused by our customers’ budgetary constraints, competition, customer dissatisfaction, customer corporate restructuring or change in control, or our customers’ actual or perceived lack of need for our products;

•
the timing of contract renewals, delivery of products and duration of contracts and the corresponding timing of revenue recognition as well as the effects of revenue derived from recently-acquired companies;

•	variations in the demand for our products and the implementation cycles of our products by our customers;

•	the challenges of persuading existing and prospective customers to switch from incumbent service providers;

•	the timing of revenue recognition for usage-based or impression-based products;

•	the effect of revenues generated from significant one-time projects or the loss of such projects;

•	the timing and success of new product introductions by us or our competitors;

•	changes in our pricing and discounting policies or those of our competitors;

•	the impact of our decision to discontinue certain products;

•
our failure to accurately estimate or control costs - including those incurred as a result of investments, other business or product development initiatives, litigation, and the integration of acquisitions;

•	adverse judgments or settlements in legal disputes;

•	the amount and timing of capital expenditures and operating costs related to the maintenance and expansion of our operations and infrastructure;

•	the risks associated with operating in countries in which we may have little or no previous experience and with maintaining or reorganizing corporate entity structures in international jurisdictions;

•	service outages, other technical difficulties or security breaches;

•	limitations relating to the capacity of our networks, systems and processes;

•	maintaining appropriate staffing levels and capabilities relative to projected growth, or retaining key personnel as a result of the integration of recent acquisitions or otherwise;

•	the extent to which certain expenses are deductible for tax purposes, such as share-based compensation that fluctuates based on the timing of vesting and our stock price;

•	the timing of any changes to our deferred tax valuation allowance;

•	adoption of new accounting pronouncements; and

•	general economic, political, regulatory, industry and market conditions and those conditions specific to internet usage and online businesses.
We believe that our revenues and results of operations on a year-over-year and sequential quarter-over-quarter basis may vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. Investors are cautioned not to rely on the results of prior periods as an indication of future performance.
Our financial condition and results of operations could suffer and be adversely affected if we incur an impairment of goodwill or other intangible assets.
We are required to test intangible assets and goodwill, annually and on an interim basis if an event occurs or there is a change in circumstance that would more likely than not reduce the fair value of reporting units and intangible assets below their carrying values. When the carrying value of a reporting unit’s goodwill exceeds its implied fair value of goodwill, a charge to operations is recorded. If the carrying amount of an intangible asset with an indefinite life exceeds its fair value, a charge to operations is recognized. Either event would result in incremental expenses for that period, which would reduce any earnings or increase any loss for the period in which the impairment was determined to have occurred.
Our impairment analysis is sensitive to changes in key assumptions used in our analysis, such as expected future cash flows, the degree of volatility in equity and debt markets and our stock price. Additionally, changes in our strategy or significant technical developments could significantly impact the recoverability of our intangible assets. If the assumptions used in our analysis are not realized, it is possible that an impairment charge may need to be recorded in the future. There were no impairment charges taken during the years ended 2017, 2016 and 2015. We cannot predict the amount and timing of any future impairment of goodwill or other intangible assets.
We may encounter difficulties managing our costs, which could adversely affect our results of operations.
We believe that we will need to continue to effectively manage our organization, operations and facilities in order to accommodate changes in our business and to successfully integrate acquired businesses. If we continue to grow or change, either organically or through acquired businesses, our current systems and facilities may not be adequate and may need to be expanded or reduced. Our need to effectively manage our operations and cost structure requires that we continue to assess and improve our operational, financial and management controls, reporting systems and procedures. For example, we may be required to enter into leases for additional facilities or commit to significant investments in the build out of current or new facilities, or we may need to renegotiate or terminate leases to reflect changes in our business. If we are unable to effectively forecast our facilities needs or if we are unable to sublease or terminate leases for unused space, we may experience increased and unexpected costs. From time to time, as a result of acquisition integration initiatives, or through efforts to streamline our operations, we may and have reduced our workforce or reassigned personnel. Such actions may expose us to disruption by dissatisfied employees or employee-related claims, including without limitation, claims by terminated employees who believe they are owed more compensation than we believe these employees are due under our compensation and benefit plans, or claims maintained internationally in jurisdictions whose laws and procedures differ from those in the U.S. If we are not able to efficiently and effectively manage our cost structure or are unable to find appropriate space to support our needs, our business may be impaired.
We have a history of significant net losses, may incur significant net losses in the future and may not achieve profitability.
We incurred net losses of $281.4 million, $117.2 million, and $78.2 million for the years ended 2017, 2016 and 2015, respectively. We cannot make assurances that we will be able to achieve profitability in the future, particularly due to acquisition activity and costs associated with the restatement of our financial statements, regulatory inquiries and litigation matters. As of June 30, 2018, we had an accumulated deficit of $717.3 million. Because a large portion of our costs are fixed, we may not be able to reduce our expenses in response to any decrease in our revenues, which would materially and adversely affect our operating results. In addition, our operating expenses may increase as we implement certain growth initiatives, which include, among other things, the development of new products and enhancements of our infrastructure. If our revenues do not increase to offset these increases in costs and operating expenses, our operating results would be materially and adversely affected.
Our net operating loss carryforwards may expire unutilized or underutilized, which could prevent us from offsetting future taxable income.
We have experienced “changes in control” that have triggered the limitations of Section 382 of the Internal Revenue Code on a significant portion of our net operating loss carryforwards. As a result, we may be limited in the amount of net operating loss carryforwards that we can use in the future to offset taxable income for U.S. federal income tax purposes.
As of December 31, 2017, we estimate our U.S. federal and state net operating loss carryforwards for tax purposes were $387.0 million and $1,013.7 million, respectively. These net operating loss carryforwards will begin to expire in 2022 for federal income tax reporting purposes and in 2018 for state income tax reporting purposes. In addition, as of December 31, 2017, we estimate our aggregate net operating loss carryforwards for tax purposes related to our foreign subsidiaries were $14.8 million, which will begin to expire in 2019.
We apply a valuation allowance to our deferred tax assets when management does not believe that it is more-likely-than-not that they will be realized. In assessing the need for a valuation allowance, we consider all sources of taxable income, including potential opportunities for loss carrybacks, the reversal of existing temporary differences associated with our deferred tax assets and liabilities, tax planning strategies and future taxable income. We also consider other evidence such as historical pre-tax book income in making the determination.

As a result of the material changes to our consolidated financial statements, we re-evaluated the valuation allowance determinations made in prior years. Our analysis was updated to consider the changes to our historical operating results following the investigation and subsequent review by management, with revised projections of our future taxable income in order to assess the realizability of our deferred tax assets. In that process, we evaluated the weight of all evidence, including the decline in earnings and the resulting impact on our projections of future taxable income beginning in 2012 and for each subsequent period through 2017. We concluded that as of December 31, 2013 our U.S. federal and state net deferred tax assets were no longer more-likely-than-not to be realized and that a valuation allowance was required.
As of December 31, 2017, we continued to have a valuation allowance recorded against the net deferred tax assets of our U.S. entities and certain foreign subsidiaries, including net operating loss carryforwards. To the extent we determine that, based on the weight of available evidence, all or a portion of our valuation allowance attributable to the net operating loss carryforwards is no longer necessary, we will reduce the valuation allowance accordingly.
We have limited experience with respect to our pricing model for our new offerings, and if the fees we charge for our products are unacceptable to our customers, our revenues and operating results will be harmed.
Many of our customers purchase specifically tailored contracts that are priced in the aggregate. Due to the level of customization of such contracts, the pricing of contracts or individual product components of such packages may not be readily comparable across customers or periods. Existing and potential customers may have difficulty assessing the value of our products and services when comparing them to competing products and services. As the market for our products matures, or as new competitors introduce new products or services that compete with ours, we may be unable to renew our agreements with existing customers or attract new customers with the fees we have historically charged. As a result, it is possible that future competitive dynamics in our market may require us to reduce our fees, which could have an adverse effect on our revenues, profitability and operating results.
Risks Related to Legal and Regulatory Compliance, Litigation and Tax Matters
Concern over privacy violations and data breaches could cause public relations problems, regulatory scrutiny and potential class action lawsuits, which could harm our business.
We are subject to data privacy and protection laws and regulations that apply to the collection, transmission, storage and use of proprietary information and personally identifiable information. The regulatory environment surrounding information security and data privacy varies from jurisdiction to jurisdiction and is constantly evolving and increasingly demanding. The restrictions imposed by such laws continue to develop and may require us to incur substantial costs and fines or adopt additional compliance measures, such as notification requirements and corrective actions in the event of a security breach.
Any perception of our practices, products or services as a violation of individual privacy rights, whether or not consistent with current regulations and industry practices, may subject us to public criticism, class action lawsuits, reputational harm, or investigations or claims by regulators, industry groups or other third parties, all of which could disrupt our business and expose us to increased liability. Additionally, laws regulating privacy and third-party products purporting to address privacy concerns could negatively affect the functionality of, and demand for, our products and services, thereby resulting in loss of customers and harm to our business.
We also rely on contractual representations made to us by customers that their own use of our services and the information they provide to us via our services do not violate any applicable privacy laws, rules and regulations or their own privacy policies. As a component of our client contracts, we obligate customers to provide their consumers the opportunity to obtain the appropriate level of consent (including opt outs) for the information collection associated with our services, as applicable. If these representations are false or inaccurate, or if our customers do not otherwise comply with applicable privacy laws, we could face adverse publicity and possible legal or regulatory action.
Outside parties may attempt to fraudulently induce our employees or users of our solutions to disclose sensitive information via illegal electronic spamming, phishing or other tactics. Unauthorized parties may also attempt to gain physical access to our information systems. Any breach of our security measures or the accidental loss, inadvertent disclosure or unauthorized dissemination of proprietary information or sensitive, personal or confidential data about us, our employees or our customers, including the potential loss or disclosure of such information or data as a result of hacking, fraud, trickery or other forms of deception, could expose us, our employees, our customers or the individuals affected to risks of loss or misuse of this information. Any actual or potential breach of our security measures may result in litigation and potential liability or fines, governmental inquiry or oversight or a loss of customer confidence, any of which could harm our business or damage our brand and reputation, possibly impeding our present and future success in retaining and attracting new customers and thereby requiring time and resources to repair our brand.
Domestic or foreign laws, regulations or enforcement actions may limit our ability to collect and incorporate media usage information in our products, which may decrease their value and cause an adverse impact on our business and financial results.
Our business could be adversely impacted by existing or future laws, regulations or actions by domestic or foreign regulatory agencies. For example, privacy, data protection and personal information, intellectual property, advertising, data security, data retention and deletion, protection of minors, consumer protection, economic or other trade prohibitions or sanctions concerns could lead to legislative, judicial and regulatory limitations on our ability to collect, maintain and use information about consumers’ behavior or media consumption in the U.S. and abroad. State and federal laws within the U.S. and foreign laws and regulations are varied, and at times conflicting, resulting in higher risk related to compliance. A number of new laws coming into effect and/or proposals pending before federal, state and foreign legislative and regulatory bodies will likely affect our business. For example, the European Union’s ("EU") General Data Protection Regulation ("GDPR") became effective in May 2018, imposing more stringent EU data protection requirements and providing for greater penalties for noncompliance. Additionally, the European Commission continues to evaluate changes to the ePrivacy Regulation, a companion regulation to GDPR that will likely have a significant impact on our solutions. As another example, the State of California recently enacted the California Consumer Privacy Act ("CCPA"), which will be effective in January 2020. The CCPA expands the scope of what is considered “personal information” and creates new data access and opt-out rights for consumers, which will likely create new requirements for comScore and other companies that operate in California. These U.S. federal and state and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change.
We have implemented policies and procedures to comply with the GDPR and other laws, and we continue to evaluate and implement processes and enhancements. However, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices. Additionally, the costs of compliance with, and the other burdens imposed by, these and other laws or regulatory actions may prevent us from selling our products or increase the costs associated with selling our products, and may affect our ability to invest in or jointly develop products in the U.S. and in foreign jurisdictions. In addition, failure to comply with these and other laws and regulations may result in, among other things, administrative enforcement actions and significant fines, class action lawsuits and civil and criminal liability. Any regulatory or civil action that is brought against us, even if unsuccessful, may distract our management’s attention, divert our resources, negatively affect our public image or reputation among our panelists and customers and harm our business.
An assertion from a third party that we are infringing its intellectual property rights, whether such assertion is valid or not, could subject us to costly and time-consuming litigation or expensive licenses.
The media measurement, software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights, domestically or internationally. As we grow and face increasing competition, the probability that one or more third parties will make intellectual property rights claims against us increases. In such cases, our technologies may be found to infringe on the intellectual property rights of others. Additionally, many of our agreements may require us to indemnify our customers for third-party intellectual property infringement claims, which would increase our costs if we have to defend such claims and may require that we pay damages and provide alternative services if there were an adverse ruling in any such claims. Intellectual property claims could harm our relationships with our customers, deter future customers from buying our products or expose us to litigation, which could be expensive and divert considerable attention of our management team from the normal operation of our business. Even if we are not a party to any litigation between a customer and a third party, an adverse outcome in any such litigation could make it more difficult for us to defend against intellectual property claims by the third party in any subsequent litigation in which we are a named party. Any of these results could adversely affect our brand, business and results of operations.
With respect to any intellectual property rights claim against us or our customers, we may have to pay damages or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology, which may not be available on reasonable terms or at all, may significantly increase our operating expenses or may significantly restrict our business activities in one or more respects. We may also be required to develop alternative non-infringing technology, which could require significant effort and expense. Any of these outcomes could adversely affect our business and results of operations. Even if we prove successful in defending ourselves against such claims, we may incur substantial expenses and the defense of such claims may divert considerable attention of our management team from the normal operation of our business.
The success of our business depends in large part on our ability to protect and enforce our intellectual property rights.
We rely on a combination of patent, copyright, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protection. We endeavor to enter into agreements with our employees and contractors and with parties with whom we do business in order to limit access to and disclosure of our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology or the reverse engineering of our technology. We cannot make assurances that any additional patents will be issued with respect to any of our pending or future patent applications, nor can we assure that any patent issued to us will provide adequate protection, or that any patents issued to us will not be challenged, invalidated, circumvented, or held to be unenforceable in actions against alleged infringers. Also, we cannot make assurances that any future trademark or service mark registrations will be issued with respect to pending or future applications or that any of our registered trademarks and service marks will be enforceable or provide adequate protection of our proprietary rights.
The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.
On December 22, 2017, U.S. tax reform legislation known as the Tax Cuts and Jobs Act (the “TCJA”) was signed into law. The TCJA makes substantial changes to U.S. tax law, including a reduction in the corporate tax rate, a limitation on deductibility of interest expense, a limitation on the use of net operating losses to offset future taxable income, the allowance of immediate expensing of capital expenditures, deemed repatriation of foreign earnings and significant changes to the taxation of foreign earnings going forward. Although we do not expect the TCJA to have a significant effect on us, except for the reduction in the corporate tax rate which has decreased the value of our deferred tax assets and liabilities, including our U.S. net operating loss carryforwards, the extent of the impact of the TCJA remains uncertain and is subject to any regulatory or administrative developments, including any regulations or other guidance promulgated by the U.S. Internal Revenue Service. The TCJA contains numerous, complex provisions impacting U.S. multinational companies, and we continue to review and assess the legislative language and its potential impact on us.
We are subject to taxation in multiple jurisdictions. Any adverse development in the tax laws of any of these jurisdictions or any disagreement with our tax positions could have a material adverse effect on our business, financial condition or results of operations.
We are subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions as a result of the international scope of our operations and our corporate entity structure. We are also subject to transfer pricing laws with respect to our intercompany transactions, including those relating to the flow of funds among our companies. Adverse developments in these laws or regulations, or any change in position regarding the application, administration or interpretation thereof, in any applicable jurisdiction, could have a material adverse effect on our business, financial condition or results of operations. In addition, the tax authorities in any applicable jurisdiction, including the U.S., may disagree with the positions we have taken or intend to take regarding the tax treatment or characterization of any of our transactions. If any applicable tax authorities, including U.S. tax authorities, were to successfully challenge the tax treatment or characterization of any of our transactions, it could have a material adverse effect on our business, financial condition or results of operations.
Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, value added or similar taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our results of operations.
In certain cases, we have concluded that we do not need to collect sales and use, value added and similar taxes in jurisdictions in which we have sales. Sales and use, value added and similar tax laws and rates vary greatly by jurisdiction. Certain jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties and interest, and we may be required to collect such taxes in the future. Such tax assessments, penalties and interest or future requirements may adversely affect our financial condition and results of operations.
Our annual effective income tax rate can change materially as a result of changes in our mix of U.S. and foreign earnings and other factors, including changes in tax laws and changes made by regulatory authorities.
Our overall effective income tax rate is equal to our total tax expense as a percentage of total earnings before tax. However, income tax expense and benefits are not recognized on a global basis but rather on a jurisdictional or legal entity basis. Losses in one jurisdiction may not be used to offset profits in other jurisdictions and may cause an increase in our tax rate. Changes in statutory tax rates and laws, as well as ongoing audits by domestic and international authorities, could affect the amount of income taxes and other taxes paid by us. For example, the changes to the U.S. corporate tax rate and the U.S. taxation of foreign earnings as a result of the TCJA may have a material impact on our effective tax rate. Also, changes in the mix of earnings (or losses) between jurisdictions and assumptions used in the calculation of income taxes, among other factors, could have a significant effect on our overall effective income tax rate.
We have incurred and will continue to incur costs and demands upon management as a result of complying with the laws and regulations affecting a public company, which could adversely affect our operating results.
As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that we would not otherwise incur if we were a private company, including expenses relating to the Audit Committee investigation, restatement and audits, and remediation of deficiencies in our internal control over financial reporting. In addition, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules implemented by the SEC and the securities exchanges, require certain corporate governance practices for public companies. Our management and other personnel have devoted and expect to continue to devote a substantial amount of time to public reporting requirements and corporate governance, particularly following the Audit Committee investigation. These rules and regulations have significantly increased our legal and financial compliance costs and made some activities more time-consuming and costly. We also have incurred and expect to continue to incur substantial additional costs associated with our public company reporting and internal control requirements. If these costs are not offset by increased revenues and improved financial performance, our financial condition and results of operations will be materially adversely affected. These rules and regulations, together with ongoing regulatory and litigation matters, also make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage if these costs continue to rise. As a result, it may be more difficult for us to attract and retain qualified people to serve on our Board or as executive officers.
Risks Related to International Operations
Our business could become increasingly susceptible to risks associated with international operations.
In the past, we acquired various businesses with substantial presence or clientele in multiple Latin American, European and Asian countries. Prior to these acquisitions, we otherwise had limited experience operating in markets outside of the U.S. Our inexperience in operating our business outside of the U.S. may increase the risk that the international businesses in which we are engaged will not be successful. In addition, conducting international operations subjects us to risks that we have not generally faced in the U.S. These risks include:

•	recruitment and maintenance of a sufficiently large and representative panel both globally and in certain countries;

•	difficulties and expenses associated with tailoring our products to local markets as may be required by local customers and joint industry committees or similar industry organizations;

•	difficulties in expanding the adoption of our server- or census-based web beacon data collection in international countries or obtaining access to other necessary data sources;

•	differences in customer buying behaviors;

•	the complexities and expense of complying with a wide variety of foreign laws and regulations, including the GDPR and foreign anti-corruption laws (as well as the U.S. Foreign Corrupt Practices Act);

•	difficulties in staffing and managing international operations, including complex and costly hiring, disciplinary, and termination requirements;

•	the complexities of foreign value-added taxes and restrictions on the repatriation of earnings;

•	reduced or varied protection for intellectual property rights in some countries;

•	political, social and economic instability abroad, terrorist attacks and security concerns;

•	fluctuations in currency exchange rates; and

•	increased accounting and reporting burdens and complexities.
Additionally, operating in international markets requires significant additional management attention and financial resources. We cannot be certain that the investments and additional resources required to establish and maintain operations in other countries will hold their value or produce desired levels of revenues or profitability. We cannot be certain that we will be able to comply with laws, rules, regulations or local guidelines to maintain and increase the size of the user panels that we currently have in various countries, that we will be able to recruit a representative sample for our audience measurement products or that we will be able to enter into arrangements with a sufficient number of website and mobile app content providers, and/or television operators to allow us to collect server-based information for inclusion in our digital media analytics products. In addition, there can be no assurance that internet usage and e-commerce will continue to grow in international markets. In addition, governmental authorities in various countries have different views regarding regulatory oversight of the internet and consumer privacy.
The impact of these risks could negatively affect our international business and, consequently, our financial conditions and results of operations.
Export controls and economic and trade sanctions laws could impair our ability to compete in international markets and subject us to liability if we are not in full compliance with applicable laws.
Our business activities include the collection of survey data from panelists around the world, and such activities are subject to various restrictions under U.S. export controls and economic and trade sanctions laws, including the U.S. Commerce Department’s Export Administration Regulations and sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC). If we fail to comply with these laws and regulations, we could be subject to civil or criminal penalties and reputational harm.
Although we take precautions to prevent the collection of survey data from panelists in embargoed countries that are subject to export controls and economic and trade sanctions under these laws and regulations, we have collected such data in the past, and there is a risk that we could collect such data in the future despite such precautions. We are currently implementing a number of additional screening and other remedial measures designed to prevent such transactions with embargoed countries and other U.S. sanctions targets. Changes in the list of embargoed countries and regions or prohibited persons may require us to modify these procedures in order to comply with governmental regulations. Our failure to screen potential panelists properly could result in negative consequences to us, including government investigations, penalties and reputational harm, any of which could materially adversely affect our business, financial condition or results of operations.
Changes in foreign currencies could have an increased effect on our operating results.
We operate in several countries in Latin America, Europe and Asia. A portion of our revenues and expenses from business operations in foreign countries are derived from transactions denominated in currencies other than the functional currency of our operations in those countries. As such, we have exposure to adverse changes in exchange rates associated with revenues and operating expenses of our foreign operations, but we do not currently enter into any hedging instruments that hedge foreign currency exchange rate risk. If we grow our international operations, or acquire companies with established business in international regions, our exposure to foreign currency risk could become more significant.
Risks Related to Our Capital Structure and Financings
Restrictive covenants in the agreements governing our current and future indebtedness could restrict our operating flexibility.
The agreements governing our existing debt, and debt we may incur in the future, contain, or may contain, affirmative and negative covenants that materially limit our ability to take certain actions, including our ability to incur debt, pay dividends and repurchase stock, make certain investments and other payments, enter into certain mergers and consolidations, and encumber and dispose of assets.
We may require additional capital to support our business, and this capital may not be available on acceptable terms or at all.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new products or enhance our existing products, enhance our operating infrastructure and acquire complementary businesses and technologies.
Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any financing secured by us in the future could include restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.
In addition, due to the delayed filing of our periodic reports with the SEC, we are not currently eligible to use a registration statement on Form S-3 to register the offer and sale of securities, which could delay potential financings. As a result, we may not be able to obtain additional financing within a timetable, or on terms, favorable to us or at all.
Credit market turmoil, adverse events affecting our business or industry, the tightening of lending standards or other factors also could negatively impact our ability to obtain future financing or to refinance our outstanding indebtedness on terms acceptable to us or at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to support our business growth and to respond to business challenges could be significantly limited. In addition, the terms of any additional equity or debt issuances may adversely affect the value and price of our common stock.
Risks Related to the Securities Markets and Ownership of Our Common Stock
The trading price of our common stock may be subject to significant fluctuations and volatility, and our stockholders may be unable to resell their shares at a profit.
The stock markets, in general, and the markets for technology stocks in particular, have experienced high levels of volatility. The market for technology stocks has been extremely volatile and frequently reaches levels that bear no relationship to the past or present operating performance of those companies. These broad market fluctuations may adversely affect the trading price of our common stock. In addition, the trading price of our common stock has been subject to significant fluctuations and may continue to fluctuate or decline.
The price of our common stock in the market may be higher or lower, depending on many factors, some of which are beyond our control and may not be related to our operating performance. It is possible that, in future quarters, our operating results may be below the expectations of analysts or investors. As a result of these and other factors, the price of our common stock may decline, possibly materially. These fluctuations could cause an investor to lose all or part of their investment in our common stock.

Provisions in our certificate of incorporation, bylaws and under Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.
Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that the stockholders of our company may deem advantageous.
These provisions:

•	provide for a classified board of directors so that not all members of our Board are elected at one time;

•	authorize “blank check” preferred stock that our Board could issue to increase the number of outstanding shares to discourage a takeover attempt;

•	prohibit stockholder action by written consent, which means that all stockholder actions must be taken at a meeting of our stockholders;

•	prohibit stockholders from calling a special meeting of our stockholders;

•	provide that the Board is expressly authorized to make, alter or repeal our bylaws; and

•	provide for advance notice requirements for nominations for elections to our Board or for proposing matters that can be acted upon by stockholders at stockholder meetings.
In addition, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder and which may discourage, delay or prevent a change of control of our company.
Shareholder activists could cause a disruption to our business.
We may be subject, from time to time, to legal and business challenges in the operation of our company due to actions instituted by activist shareholders or others, such as shareholder proposals, media campaigns, proxy contests and other such actions. Responding to proxy contests or such other actions could be costly and time-consuming, disrupt our operations and divert the attention of our Board and senior management from the pursuit of business strategies, which could adversely affect our results of operations and financial condition. Additionally, perceived uncertainties as to our future direction as a result of shareholder activism or potential changes to the composition of our Board may lead to the perception of a change in the direction of the business, loss of potential business opportunities, instability or lack of continuity. This may be exploited by our competitors, cause concern to our current or potential customers, and make it more difficult to attract and retain qualified personnel. In addition, actions of activist shareholders may cause significant fluctuations in our stock price based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business.
Risks Related to our Convertible Notes and Warrants
The issuance of shares of common stock upon conversion of, or payment of interest on, the convertible notes and exercise of the warrants could substantially dilute your investment and could impede our ability to obtain additional financing.
The convertible notes are convertible into, and the warrants are exercisable for, shares of our common stock and give the holders an opportunity to profit from a rise in the market price of our common stock such that conversion or exercise thereof will result in dilution of the equity interests of our stockholders. Further, the issuance of shares of our common stock, at our election, in lieu of cash, in payment of interest on the convertible notes, would result in dilution of the equity interests of our other stockholders. We have no control over whether the holders will exercise their right, in whole or in part, to convert their convertible notes or exercise their warrants. For these reasons, we are unable to forecast or predict with any certainty the total number of shares that may be issued under the convertible notes and warrants. The existence and potentially dilutive impact of the convertible notes and our warrants may prevent us from obtaining additional financing in the future on acceptable terms, or at all.

The terms of the convertible notes, the warrants and the registration right agreement could impede our ability to enter into certain transactions or obtain additional financing and could result in our paying premiums or penalties to the holders of the convertible notes and warrants.
The terms of the convertible notes and the warrants require us, upon the consummation of any “Fundamental Transaction” (as defined in the convertible notes), to cause any successor entity resulting from the Fundamental Transaction to assume all of our obligations under the convertible notes and the warrants and the associated transaction documents. Further, the terms of the convertible notes and the warrants could impede our ability to enter into certain transactions or obtain additional financing in the future.
The convertible notes and the warrants require us to deliver the number of shares of our common stock issuable upon conversion or exercise within a specified time period. If we are unable to deliver the shares of common stock within the timeframe required, we may be obligated to reimburse the holders for the cost of purchasing the shares of our common stock in the open market or pay them the profit they would have realized upon the conversion or exercise and sale of such shares.
The Starboard registration rights agreement provides that in the event that (i) an initial registration or any subsequent registration statement fails to register the minimum number of shares of common stock required under the Starboard registration rights agreement (the “registration failure”), (ii) we do not file a registration statement required to be filed under the Starboard registration rights agreement within the prescribed time period, (iii) the SEC has not declared effective a registration statement required to be filed under the Starboard registration rights agreement within the prescribed time period, or (iv) a registration statement required to be filed under the Starboard registration rights agreement ceases to be effective and available to the selling stockholders party thereto under certain circumstances, we must pay to the selling stockholders party thereto on the 121st day after the occurrence of each such event and on every 30th day thereafter until the applicable event is cured, an amount in cash equal to 1.0% of the Conversion Amount (as defined in the convertible notes), subject to a maximum of 3% of the aggregate principal amount outstanding under the convertible notes for any 30-day period.
The payments we may be obligated to make to the holders of the convertible notes and our warrants described above may adversely affect our financial condition, liquidity and results of operations.
We may be obligated to redeem the convertible notes at a premium upon the occurrence of an Event of Default (as defined in the convertible notes) or a Change of Control (as defined in the convertible notes).
If we fail to comply with the various covenants in the convertible notes, including the financial covenants contained therein, we could be in default thereunder. Upon an Event of Default under the convertible notes, we could be required to redeem the convertible notes at a premium as set out in the convertible notes. In addition, upon the occurrence of specific kinds of Change of Control events, we will be required to offer to redeem the convertible notes at a premium as set out in the convertible notes.
In either event, the source of funds for any such redemption would be our available cash or, possibly, other financing. We may not be able to redeem the convertible notes pursuant to the terms thereof because we may not have the financial resources to do so, and no assurances can be provided as to our ability to obtain other requisite financing in amounts, or at times, as may be needed. Our failure to repurchase the convertible notes upon a Change of Control in accordance with the terms thereof would also result in an Event of Default under the convertible notes. In the event the holders of the convertible notes exercised their rights thereunder and we were unable to redeem the convertible notes, it could have important consequences including, potentially, forcing us into bankruptcy or liquidation.

USE OF PROCEEDS

All sales of the common stock covered by this prospectus will be by or for the account of the selling stockholders listed under the caption “Selling Stockholders.” We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We may, however, receive cash proceeds equal to the total exercise price of the warrants. The exercise price of the warrants is $0.01 per share. In the event that warrants to purchase all 250,000 warrant shares are exercised, we would receive gross proceeds of $2,500. We intend to use any such proceeds for working capital and other general corporate purposes. There can be no assurance that any warrants will be exercised.
The selling stockholders will pay any underwriting discounts and commissions and any similar expenses they incur in disposing of the common stock registered hereunder. We will bear all other costs, fees and expenses incurred by us in effecting the registration of the common stock registered hereunder. These may include, without limitation, registration and filing fees, printing fees and fees and expenses of our counsel and accountants.

SELLING STOCKHOLDERS

The shares of common stock being offered by the Starboard Stockholders are those issuable thereto pursuant to the terms and upon conversion of the convertible notes and upon exercise of the warrants issued in the Starboard Transaction. The shares of common stock being offered by the WPP Stockholders are shares that are presently outstanding and owned by them. The WPP Stockholders acquired these shares pursuant to a series of transactions with the Company and others beginning in 2015, as previously disclosed, and otherwise on the open market. We are registering the shares of common stock being offered hereby (1) pursuant to our obligations to do so incurred in connection with the issuance of the convertible notes and the warrants, (2) pursuant to our obligations to do so under the WPP stockholders rights agreement, and (3) in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the purchase from us of the convertible notes and the warrants pursuant to the Starboard purchase agreement, and the transactions contemplated thereby (and subsequent amendments to the transaction documents governing such transactions), and entry into and performance under that certain agreement made and entered into as of September 28, 2017 (as amended) by and among us and affiliates of the Starboard Stockholders as described in our Current Reports on Form 8-K filed with the SEC on October 4, 2017 and April 20, 2018, the Starboard Stockholders and their affiliates have not had any material relationship with us within the past three years. Except as described in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018, respectively, each of which is incorporated by reference herein, the WPP Stockholders and their affiliates have not had any material relationship with us within the past three years.
The table below identifies each of the selling stockholders and provides other information regarding the beneficial ownership of shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of common stock as of October 12, 2018, assuming conversion of all convertible notes at the conversion price in effect as of the trading day immediately preceding the date this prospectus was initially filed with the SEC (July 18, 2018), the exercise of all warrants, and the payment of all interest in PIK Interest Shares, without regard to any limitations on the issuance of common stock pursuant to the terms of the convertible notes or the warrants.
The third column lists the maximum number of shares of common stock being offered pursuant to this prospectus by the selling stockholders.
The fourth column lists the shares of common stock to be held by each selling stockholder after completion of this offering, assuming conversion of all convertible notes at the conversion price in effect as of the trading day immediately preceding the date this prospectus was initially filed with the SEC (July 18, 2018), the sale of the shares of common stock underlying the convertible notes held by each of the selling stockholders on such date, including an estimate of all PIK Interest Shares which could be issued as interest on the convertible notes, based on the arithmetic average of the weighted average price of our common stock during the 10 trading days immediately preceding the date this prospectus was initially filed with the SEC (July 18, 2018), and the exercise of all warrants and the sale of all shares underlying those warrants, in each case, without regard to any limitations on the issuance of common stock pursuant to the terms of the convertible notes or the warrants. The fifth column lists the percentage ownership of our common stock by each selling stockholder after completion of this offering, assuming that each selling stockholder sells all of the shares covered by this prospectus, to the extent such percentage will exceed 1% of the total number of shares of common stock outstanding.
The information presented regarding the selling stockholders is based, in part, on information the selling stockholders provided to us in writing specifically for use herein.
In accordance with the terms of the Starboard registration rights agreement and the WPP stockholders rights agreement, this prospectus generally covers the resale of at least the sum of (i) 130% of the maximum number of shares of common stock issued and issuable pursuant to the convertible notes, including PIK Interest Shares, as of the trading day immediately preceding the date this prospectus was initially filed with the SEC (July 18, 2018), (ii) the maximum number of shares of common stock issued and issuable upon exercise of the related warrants as of the trading day immediately preceding the date this prospectus was initially filed with the SEC (July 18, 2018) and (iii) the number of shares beneficially owned by the WPP Stockholders. Because the conversion price of the convertible notes may be adjusted, the Company may elect to pay interest on the convertible notes in cash rather than in PIK Interest Shares, and the interest rate on the convertible notes is subject to change, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.
Under the terms of the convertible notes and the warrants, a selling stockholder that holds convertible notes or warrants may not convert the convertible notes or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable pursuant to the terms of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering	Percentage of Shares of Common Stock Owned After Offering
Entities managed by Starboard Value LP (1)	6,705,736	(2)	13,106,418	(3)	—	—
Cavendish Square Holding B.V. (4)	11,319,363		11,319,363		—	—

(1)
Starboard Value LP (“Starboard Value LP”) is the investment manager of Starboard Value and Opportunity Master Fund, Ltd. (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard S LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”) and of a managed account. Starboard Value R LP (“Starboard R LP”) acts as the general partner of Starboard C LP. Starboard R GP LLC (“Starboard R GP”) acts as the general partner of Starboard R LP. Starboard Value GP LLC acts as the general partner of Starboard Value LP. Starboard Principal Co LP (“Principal Co”) acts as a member of Starboard Value GP. Starboard Principal Co GP LLC (“Principal GP”) acts as the general partner of Principal Co. Each of Jeffrey C. Smith, Mark R. Mitchell and Peter A. Feld acts as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP. Each of the foregoing, other than Starboard Value LP, disclaims beneficial ownership of these securities.

(2)
Represents: (i) 4,942,934 shares of Common Stock issuable upon conversion of convertible notes held by Starboard V&O Fund and 191,416 shares of Common Stock issuable upon exercise of warrants issued to Starboard V&O Fund, (ii) 559,512 shares of Common Stock issuable upon conversion of convertible notes held by Starboard S LLC and 21,667 shares of Common Stock issuable upon exercise of warrants issued to Starboard S LLC, (iii) 312,707 shares of Common Stock issuable upon conversion of convertible notes held by Starboard C LP and 12,110 shares of Common Stock issuable upon exercise of warrants issued to Starboard C LP and (iv) 640,583 shares of Common Stock issuable upon conversion convertible notes held by an account managed by starboard Value LP and 24,807 shares of Common Stock issuable upon exercise of warrants issued to an account managed by Starboard Value LP.

(3)
Represents: (i) (x) 130% of 4,942,934 shares of Common Stock issuable upon conversion of convertible notes held by Starboard V&O Fund, (y) 130% of 2,629,154 PIK Interest Shares issuable with respect to convertible notes held by Starboard V&O Fund and (z) 191,416 shares of Common Stock issuable upon exercise of warrants issued to Starboard V&O Fund, (ii) (x) 130% of 559,512 shares of Common Stock issuable upon conversion of convertible notes held by Starboard S LLC , (y) 130% of 297,606 PIK Interest Shares issuable with respect to convertible notes held by Starboard S LLC and (z) 21,667 shares of Common Stock issuable upon exercise of warrants issued to Starboard S LLC, (iii) (x) 130% of 312,707 shares of Common Stock issuable upon conversion of convertible notes held by Starboard C LP, (y) 130% of 166,330 PIK Interest Shares issuable with respect to convertible notes held by Starboard C LP and (z) 12,110 shares of Common Stock issuable upon exercise of warrants issued to Starboard C LP and (iv) (x) 130% of 640,583 shares of Common Stock issuable upon conversion of convertible notes held by an account managed by Starboard Value LP, (y) 130% of 340,727 PIK Interest Shares issuable with respect to convertible notes held by an account managed by Starboard Value LP and (z) 24,807 shares of Common Stock issuable upon exercise of warrants issued to an account managed by Starboard Value LP.

(4)	WPP plc indirectly holds 100% of the outstanding stock of Cavendish Square through a series of intervening holding companies, and may be deemed to beneficially own the shares held by Cavendish Square.

PLAN OF DISTRIBUTION
We are registering the shares of common stock issuable pursuant to the terms of the convertible notes and upon exercise of the warrants, as well as shares beneficially owned by the WPP Stockholders, to permit the resale of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of these shares of common stock. We will bear all fees and expenses incurred by us incident to the registration of the shares of common stock offered hereby.
The selling stockholders have advised us that they may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the selling stockholders sell shares of common stock through underwriters or broker-dealers, the selling stockholders will be responsible for any underwriting discounts or commissions or agent’s commissions. The selling stockholders have advised us that the shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	through an exchange distribution in accordance with the rules of the applicable exchange;

•	in underwritten public offerings;

•	through privately negotiated transactions;

•	through short sales;

•	through sales pursuant to Rule 144 of the Securities Act;

•	through block trades in which broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through a combination of any such methods of sale; and

•	by any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock offered hereby to or through underwriters, broker-dealers or agents, such underwriters, broker- dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock offered hereby or otherwise, the selling stockholders have advised us that they may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders have advised us that they may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders have advised us that they may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
The selling stockholders have advised us that they may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
At the time a particular offering of shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling stockholders, the aggregate amount of shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.
Under the securities laws of some states, the shares of common stock being offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock being offered hereby may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.
The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock being offered hereby by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock being offered hereby to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
We will pay all expenses of the registration of the shares of common stock incurred by us pursuant to the registration rights agreement, estimated to be $311,366 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in the registration statement of which this prospectus forms a part, or we may be entitled to contribution.
Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK
The following information describes our common stock and preferred stock, as well as certain provisions of our amended and restated certificate of incorporation and bylaws. This description is only a summary. You should also refer to our amended and restated certificate of incorporation and bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.
General
Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of September 30, 2018, there were 58,899,635 shares of common stock issued and outstanding, held of record by 97 stockholders, although we believe that there may be a significantly larger number of beneficial owners of our common stock. We derived the number of stockholders by reviewing the listing of outstanding common stock recorded by our transfer agent as of September 30, 2018.
The following is a summary of the material provisions of the common stock and preferred stock provided for in our certificate of incorporation and bylaws. For additional detail about our capital stock, please refer to our certificate of incorporation and bylaws, each as amended, each of which is incorporated by reference into the registration statement of which this prospectus forms a part.
Common Stock
Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders, and there are no cumulative rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.
Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “SCOR.” The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC. Its address is 59 Maiden Lane, Plaza Level, New York, NY 10038, and its telephone number is (800) 937-5449.
Preferred Stock
Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series.
The issuance of preferred stock will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing changes in control or management of us.
We have no present plans to issue any shares of preferred stock nor are any shares of our preferred stock presently outstanding. Preferred stock will be fully paid and nonassessable upon issuance.
Effect of Certain Provisions of our Amended and Restated Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute
Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws contain provisions that could make the following transactions more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.
Amended and Restated Certificate of Incorporation and Bylaws
Our amended and restated certificate of incorporation and our bylaws provide for the following:

•
Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of comScore. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

•
Stockholder Meetings. Our charter documents provide that a special meeting of stockholders may be called only by resolution adopted by the board of directors, the chairman of the board of directors or the chief executive officer.

•
Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

•
Board Classification. Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

•
Limits on Ability of Stockholders to Act by Written Consent. We have provided in our certificate of incorporation that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

•
Amendment of Certificate of Incorporation and Bylaws. The amendment of the above provisions of our amended and restated certificate of incorporation and bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute
We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of either the assets or outstanding stock of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 defines interested stockholder as an entity or person who, together with affiliates and associates, beneficially owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Warrants
In connection with the entry into the Starboard purchase agreement, the Company agreed to issue the warrants to the Starboard Stockholders. The warrants were issued to the Starboard Stockholders on October 12, 2018 and entitle the holders thereof to purchase, on a one-for-one basis, shares of common stock at a price of $0.01 per share, and are exercisable for five years from the date of issuance. The warrants are not subject to any anti-dilution protection, other than standard adjustments in the case of stock splits, stock dividends and similar transactions. This prospectus registers the resale of 250,000 shares of common stock issuable upon exercise of the warrants.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
Through February 8, 2017, our common stock was listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SCOR”. As a result of our delay in filing our periodic reports with the SEC, we were unable to comply with the listing standards of Nasdaq and our stock was suspended from trading on Nasdaq on February 8, 2017, and delisted effective May 30, 2017. Following the suspension of trading, our common stock was quoted for trading on the OTC Pink Tier through June 1, 2018. Effective June 1, 2018, our common stock was relisted and began trading on Nasdaq under the symbol “SCOR”. The following table sets forth, for the periods indicated, the high and low sales prices and bid quotations of our common stock as reported by Nasdaq and the OTC Pink Tier, as applicable. The OTC Pink Tier quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions.

Fiscal Period	2018		2017		2016
	High	Low	High	Low	High	Low
First Quarter	$29.18	$20.96	$33.99	$20.81	$43.53	$26.21
Second Quarter	$25.69	$19.30	$27.25	$21.60	$33.69	$21.74
Third Quarter	$22.98	$17.29	$30.40	$26.00	$33.02	$23.65
Fourth Quarter (through October 12, 2018)	$20.23	$16.85	$31.00	$27.25	$34.85	$26.99

On October 12, 2018, the last reported sale price of our common stock on Nasdaq was $17.25 per share.
Dividend Policy
Since our inception, we have not declared or paid any cash dividends. We do not anticipate paying any cash dividends in the foreseeable future. Under the terms of the convertible notes, we must satisfy certain qualifying conditions or obtain the consent of the holders of at least a majority of the aggregate principal amount of the convertible notes then outstanding before we may declare or pay any dividends, subject to certain exceptions.

LEGAL MATTERS
Jones Day, Atlanta, Georgia, has passed upon the validity of the shares of common stock that may be offered by this prospectus.
EXPERTS
The consolidated financial statements, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, as of and for the year ended December 31, 2017, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and (2) express an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of comScore, Inc. appearing in the Company’s Annual Report (Form 10-K) as of December 31, 2016 and for each of the two years in the period ended December 31, 2016 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

24,425,781 Shares of Common Stock

PROSPECTUS

1